The information in this pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated December 12, 2013
Preliminary Pricing Supplement No. J352
To the Underlying Supplement dated July 29, 2013,
Product Supplement No. F-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 December 12, 2013
Credit Suisse AG
Structured Investments	Credit Suisse $ 21 Month 6.00% per annum Autocallable Yield Notes due September 17, 2015 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index
General
•
The securities, which we refer to as the “notes,” are designed for investors who are mildly bearish or neutral on the Underlyings. Investors should be willing to risk having the notes redeemed prior to maturity and be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
Subject to Automatic Early Redemption, coupons will be paid quarterly in arrears at a rate that is expected to be 6.00% per annum (to be determined on the Trade Date). Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Early Redemption Date and the Maturity Date, as applicable.

•
If a Trigger Event occurs, the notes will be automatically redeemed on the immediately following Coupon Payment Date for a cash payment equal to 100% of the principal amount of the notes you hold together with the coupon payable on that Coupon Payment Date. No further payments will be made in respect of the notes.

•	Senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing September 17, 2015.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about December 12, 2013 (the “Trade Date”) and are expected to settle on or about December 17, 2013 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:*	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Underlyings:
The S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index, each a “Underlying” and, together, the “Underlyings”. Each Underlying is identified in the table below, together with their Bloomberg ticker symbol, Initial Level, Knock-In Level and Trigger Level.

Underlying	Ticker	Initial Level	Knock-In Level	Trigger Level
S&P 500® Index (“SPX”)	SPX <Index>	1782.22	1158.4430	1782.22
Russell 2000® Index (“RTY”)	RTY <Index>	1101.50	715.9750	1101.50
EURO STOXX 50® Index (“SX5E”)	SX5E <Index>	2947.31	1915.7515	2947.31
Automatic Early Redemption:
If the closing level of each Underlying on any Trigger Observation Date is greater than or equal to its Trigger Level, the notes will be automatically redeemed on the immediately following Coupon Payment Date for a cash payment equal to the principal amount of the notes you hold, together with the coupon payable on that Coupon Payment Date (the “Automatic Early Redemption Date”).

Trigger Level:	For each Underlying, as set forth in the table above.
Coupon Rate:
Subject to Automatic Early Redemption, the Coupon Rate is expected to be at least 6.00% per annum (to be determined on the Trade Date). Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Early Redemption Date and the Maturity Date, as applicable.

Coupon Payment Dates:†
Subject to Automatic Early Redemption, coupons will be paid quarterly in arrears on March 17, 2014, June 17, 2014, September 17, 2014, December 17, 2014, March 17, 2015, June 17, 2015, September 17, 2015 and the Maturity Date, subject to the modified following business day convention. No coupons will accrue or be payable following an Automatic Early Redemption.

Payment at Maturity:
The Payment at Maturity will be a cash payment that will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. Subject to Automatic Early Redemption, the Payment at Maturity will be determined as follows:

•
If a Knock-In Event occurs, the Payment at Maturity will equal the principal amount of the notes you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the Payment at Maturity will be less than $650 per $1,000 principal amount of notes (to be determined on the Trade Date). You could lose your entire investment.

	•	If a Knock-In Event does not occur, the Payment at Maturity will equal the principal amount of the notes you hold.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $7.50 per $1,000 principal amount of notes.
Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Trade Date will be $985.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. This estimated value reflects terms that are not yet fixed. An estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
December , 2013	(cover continued on next page)

(continued from previous page)

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level—Initial Level Initial Level	, subject to a maximum of zero
Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is equal to or less than its Knock-In Level.
Knock-In Level:	For each Underlying, as set forth in the table above.
Trigger Observation Dates: †	March 12, 2014, June 12, 2014, September 12, 2014, December 12, 2014, March 12, 2015 and June 12, 2015
Valuation Date: †	September 14, 2015
Maturity Date: †	September 17, 2015
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22547QEU6
* Credit Suisse may act through its Nassau Branch or its London Branch.
† Each Trigger Observation Date and the Valuation Date are subject to postponement in respect of any Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying and each Coupon Payment Date (including any Automatic Early Redemption Date, if applicable) and the Maturity Date are subject to postponement if such date is not a business day or if the preceding Trigger Observation Date or the Valuation Date, as applicable, is postponed, in each case as described herein under “Market Disruption Events” and in the accompanying product supplement under “Description of the Securities—Market disruption events.”
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated July 29, 2013:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

•	Product supplement No. F-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001503/dp29495_424b2-f1.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payment at Maturity and Total Payments on the Notes

The table and examples below illustrate, for a $1,000 investment in the notes, hypothetical Payment at Maturity payable at maturity for a hypothetical range of performance of the Lowest Performing Underlying and, in the case of the table, total payments over the term of the notes (which include both payments at maturity and the total coupon payments on the notes). The table and examples assume that (i) the securities are not automatically redeemed prior to maturity, (ii) the Coupon Rate applicable to the notes is 6.00% per annum, (iii) the term of the notes is exactly 21 months and (iv) the Knock-In Level for each Underlying is 65% of the Initial Level of such Underlying. The examples are intended to illustrate hypothetical calculations of only the Payment at Maturity and do not illustrate the calculation or payment of any individual coupon payment.

The Payment at Maturity and total payment amounts set forth below are for illustrative purposes only. The actual Payment at Maturity and total payments applicable to a purchaser of the notes will depend on the Final Level of the Lowest Performing Underlying. It is not possible to predict whether the notes will be automatically redeemed or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will have decreased in comparison to its Initial Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

TABLE: Hypothetical Total Payments on the Notes at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying (excluding coupons payable on the notes)	Payment at Maturity (excluding coupons payable on the notes)	Total Coupon Payments	Total Payment per $1,000 Principal Amount of Notes
100.00%	0.00%	$1,000.00	$105.00	$1,105.00
90.00%	0.00%	$1,000.00	$105.00	$1,105.00
80.00%	0.00%	$1,000.00	$105.00	$1,105.00
70.00%	0.00%	$1,000.00	$105.00	$1,105.00
60.00%	0.00%	$1,000.00	$105.00	$1,105.00
50.00%	0.00%	$1,000.00	$105.00	$1,105.00
40.00%	0.00%	$1,000.00	$105.00	$1,105.00
30.00%	0.00%	$1,000.00	$105.00	$1,105.00
20.00%	0.00%	$1,000.00	$105.00	$1,105.00
10.00%	0.00%	$1,000.00	$105.00	$1,105.00
0.00%	0.00%	$1,000.00	$105.00	$1,105.00
−10.00%	−10.00%	$1,000.00	$105.00	$1,105.00
−20.00%	−20.00%	$1,000.00	$105.00	$1,105.00
−30.00%	−30.00%	$1,000.00	$105.00	$1,105.00
−34.99%	−34.99%	$1,000.00	$105.00	$1,105.00
−35.00%	−35.00%	$650.00	$105.00	$755.00
−40.00%	−40.00%	$600.00	$105.00	$705.00
−50.00%	−50.00%	$500.00	$105.00	$605.00
−60.00%	−60.00%	$400.00	$105.00	$505.00
−70.00%	−70.00%	$300.00	$105.00	$405.00
−80.00%	−80.00%	$200.00	$105.00	$305.00
−90.00%	−90.00%	$100.00	$105.00	$205.00
−100.00%	−100.00%	$0.00	$105.00	$105.00

The following examples illustrate how the Payment at Maturity is calculated.

Example 1:

Underlying	Final Level
SPX	90% of Initial Level
RTY	95% of Initial Level
SX5E	40% of Initial Level

Since the Final Level of SX5E is less than its Knock-In Level, a Knock-In Event occurs. SX5E is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of SX5E – Initial Level of SX5E Initial Level of SX5E	, subject to a maximum of 0.00

= −0.60

The Payment at Maturity = principal amount of the notes × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 – 0.60) = $400

Example 2:

Underlying	Final Level
SPX	40% of Initial Level
RTY	30% of Initial Level
SX5E	20% of Initial Level

Since the Final Level of each Underlying is less than its Knock-In Level, a Knock-In Event occurs. SX5E is the Lowest Performing Underlying because it is the Underlying with the lowest Underlying Return.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of SX5E – Initial Level of SX5E Initial Level of SX5E	, subject to a maximum of 0.00

= −0.80

The Payment at Maturity = principal amount of the notes × (1 + Underlying Return of the Lowest Performing Underlying)
= $1,000 × (1 – 0.80) = $200

Example 3:

Underlying	Final Level
SPX	110% of Initial Level
RTY	100% of Initial Level
SX5E	120% of Initial Level

Since the Final Level of each Underlying is not less than its Knock-In Level, a Knock-In Event does not occur. Therefore, the Payment at Maturity equals $1,000.

Selected Purchase Considerations

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NO APPRECIATION POTENTIAL — The notes do not provide the opportunity to participate in the appreciation of any of the Underlyings, if any, upon an Automatic Early Redemption, if applicable, or at maturity. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC EARLY REDEMPTION FEATURE — While the original term of the notes is 21 months, the notes will be automatically redeemed before maturity if, on any Trigger Observation Date, the closing levels of all of the Underlyings are equal to or greater than their respective Trigger Levels. In that case, the notes will be automatically redeemed on the immediately following Coupon Payment Date, on which you will be entitled to receive a cash payment equal to the principal amount of the notes you hold, together with the coupon payable on that Coupon Payment Date.

•
LIMITED PROTECTION AGAINST LOSS — If the notes are not subject to an Automatic Early Redemption and a Knock-In Event has not occurred, you will be entitled to receive the full principal amount of your notes at maturity. If the notes are not subject to an Automatic Early Redemption and a Knock-In Event has occurred, for every 1% that the Final Level of the Lowest Performing Underlying has declined from its Initial Level, you will lose an amount equal to 1% of the principal amount of your notes.

•
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS— Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY— You may receive less at maturity than you originally invested in the notes, or you may receive nothing, excluding any accrued and unpaid coupon. If the notes are not subject to Automatic Early Redemption and the Final Level of any Underlying is equal to or less than its Knock-In Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Payment at Maturity you will be entitled to receive will be less than the principal amount of the notes and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID COUPON AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION— The notes will not pay more than the principal amount, plus accrued and unpaid coupon at maturity or upon Automatic Early Redemption. If the Final Level of any Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Assuming the notes are held to maturity, the term of the notes is exactly 21 months and the Coupon Rate is 6.00% per annum, the maximum amount payable with respect to the notes will not exceed $1,105 (to be determined on the Trade Date) for each $1,000 principal amount of the notes.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Although the return on the notes will be based on the performance of the Underlyings, the payment of any amount due on the notes, including any applicable coupon payments Automatic Early Redemption payment or Payment at Maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
THE PAYMENT AT MATURITY PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE NOTES EVEN IF A KNOCK-OUT EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING — Even if the Final Level of only one Underlying is equal to or less than its Knock-In Level, a Knock-In Event will have occurred. In this case, the Payment at Maturity payable at maturity will be less than the principal amount of the notes.

•
IF THE NOTES ARE NOT AUTOMATICALLY REDEEMED, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING — If the notes are not automatically redeemed, your return will be based on the individual performance of the Lowest Performing Underlying. Therefore, your return will be negative even if a Knock-In Event occurs with respect to only one Underlying.

•
THE NOTES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO ACCRUE COUPONS OVER THE FULL TERM OF THE NOTES— The notes are subject to Automatic Early Redemption if the closing level of each of the Underlyings on any Trigger Observation Date is greater than or equal to its respective Trigger Level. In this case, you will lose the opportunity to accrue and be paid coupons from such Trigger Observation Date to the scheduled Valuation Date. If the notes are automatically redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your notes and any accrued but unpaid coupon payable on that Coupon Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid coupons from the date of Automatic Early Redemption to the scheduled Maturity Date. If the notes are automatically redeemed prior to the Maturity Date, you may be unable to invest in other notes with a similar level of risk that yield as much coupon as the notes.

•
SINCE THE NOTES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE PRICE OF EACH UNDERLYING— Since the notes are linked to the performance of more than one Underlying, the notes will be linked to the individual performance of each Underlying. Because the notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of notes linked to the lowest performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Knock-In Event occurs, the Payment at Maturity payable at maturity will depend on the lowest performing of the Underlyings to which the notes are linked.

•
THE NOTES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES  — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE PERFORMANCE OF FOREIGN EQUITY SECURITIES — The equity securities included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
ESTIMATED VALUE OF THE NOTES AFTER DEDUCTING CERTAIN COSTS — The estimated value of your notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) will be less, and may even be significantly less, than the original Price to Public. The Price to Public of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

•
EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the notes. In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the notes would be higher if we used our secondary market credit spread. Our use of our lower internal funding rate is also reflected in the secondary market prices of the notes. Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

•
SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Trade Date. The estimated value does not represent a minimum price at which we would be willing to buy your notes in any secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Trade Date, the secondary market price of your notes will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we repurchase the notes from such dealer.

We (or an affiliate) may initially offer to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•
LACK OF LIQUIDITY— The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity or Automatic Early Redemption, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the estimated value of the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES— In addition to the levels of the Underlyings, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the notes;

o	the Automatic Early Redemption feature, which would limit the value of the notes;

o	the dividend rate on the equity securities comprising the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS— Your return on the notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the equity securities that comprise the Underlyings.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the notes (including on any Trigger Observation Date or the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 1, 2008 through December 10, 2013. The closing level of the S&P 500® Index on December 10, 2013 was 1802.62. The closing level of the Russell 2000® Index on December 10, 2013 was 1119.69. The closing level of the EURO STOXX 50® Index on December 10, 2013 was 2960.86. We obtained the historical information below from Bloomberg, without independent verification. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the notes.

For additional information on the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index,” “The Reference Indices—The Russell 2000® Index” and “The Reference Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Market Disruption Events

If any Trigger Observation Date is not an underlying business day for any Underlying or if a market disruption event exists in respect of any Underlying on such date, then such Trigger Observation Date will be postponed in respect of such Underlying to the first succeeding underlying business day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five underlying business days for such Underlying immediately following such scheduled Trigger Observation Date. In that case, (a) the fifth succeeding underlying business day for such Underlying following such scheduled Trigger Observation Date will be deemed to be such Trigger Observation Date for such Underlying, notwithstanding the market disruption event in respect of such Underlying, and (b) the calculation agent will determine the closing level for such Underlying on that deemed Trigger Observation Date in accordance with the formula for and method of calculating such Underlying last in effect prior to the commencement of the market disruption event in respect of such Underlying using exchange-traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed Trigger Observation Date, of each component comprising such Underlying (subject to the provisions described under “—Changes to the calculation of a reference index” in the accompanying product supplement).

Each Trigger Observation Date for any Underlying not affected by a market disruption event will be the scheduled Trigger Observation Date for such Underlying.

If an Trigger Observation Date for any Underlying is postponed as a result of a market disruption event or because such Trigger Observation Date is not an underlying business day for any Underlying, then the corresponding Coupon Payment Date (including any Automatic Early Redemption Date, if applicable) will be postponed to the fifth business day following such Trigger Observation Date as postponed for any Underlying. No coupon or other payment will be payable as a result of such postponement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes. This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your notes. Thus, the characterization of the notes is not certain. Due to the terms of the notes and the uncertainty of the tax law with respect to characterization of the notes, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the notes for U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. Based on the advice of our special tax counsel, we intend to treat the notes, for U.S. federal income tax purposes, as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the Underlyings for an amount equal to the Deposit (as defined below) if the Underlyings decline to a defined floor level and ends up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the Underlyings. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the notes, you agree to treat the notes as consisting of a Deposit and a Put Option with respect to the Underlyings for all U.S. federal income tax purposes. The balance of this discussion assumes that the notes will be so treated.

Alternative Characterizations of the Notes

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your notes. If the notes were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the notes an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the notes had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your notes as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the notes have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the notes constitute a “constructive ownership transaction.”  If the notes were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the notes would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership, and disposition of the notes.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.3696%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the notes should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Notes

If the redemption amount is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and the remainder of this discussion assumes that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount received at redemption or maturity is paid in cash and the amount of cash paid at redemption is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). The U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Sale or Exchange of the Notes

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Notes”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any Coupon payment in respect of the notes is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any Coupon payment. It may be possible for a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a Coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a Coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

Payment of the redemption amount by us in respect to the notes (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the notes reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the notes that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the notes constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The notes may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the notes at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the notes should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your notes (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of up to $7.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse